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                                                      EXHIBIT 23.9

      CONSENT OF CHARTERED ACCOUNTANTS AND REGISTERED AUDITORS

As Chartered Accountants, we hereby consent to the incorporation by reference in the Joint Registration Statement on Form S-4 and the related prospectus of Wyndham International, Inc. of our reports on the financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings dated 22 July 1998 and 17 July 1998 respectively, except with respect to
Note 1 of those financial statements as to which the date of our report is 24 March 1999, which are included in the Joint Current Report on Form 8-K/A of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated June 2, 1998.

                                    /s/ Arthur Andersen

1 Surrey Street
London
WC2R 2PS
9 April 1999